EXHIBIT 99.1

News Release

For Immediate Release	Contact Information:
Tuesday, September 9, 2008	Dave Gibbs, President and CEO
(832) 375-0330

SOUTHERN STAR ENERGY ANNOUNCES THE HIRE OF CHRISTOPHER H. TAYLOR AS CHIEF FINANCIAL OFFICER

HOUSTON – (PR Newswire) – September 9, 2008 – Southern Star Energy Inc. (OTCBB: SSEY) announces the hire of Christopher H. Taylor as the company’s Chief Financial Officer effective September 22, 2008. He joins Southern Star after working for the past two years as an Assistant Treasurer with Noble Drilling Services Inc., a subsidiary of Noble Corporation (NYSE: NE), where he worked on various corporate finance matters. Prior to joining Noble, Mr. Taylor spent more than 12 years managing project teams for the audit practices of Grant Thornton LLP and Arthur Andersen LLP, serving energy clients on multiple engagements and providing professional services for mergers and acquisitions, equity issues, and strategic financial planning. Mr. Taylor is a CPA and graduated Magna Cum Laude from Oklahoma Christian University in 1993 with a Bachelor of Science Degree in Accounting.

David Gibbs, Southern Star’s President and Chief Executive Officer, said: “Chris Taylor is a critical addition to Southern Star Energy. He joins us with nearly 15 years experience in financial accounting, including managerial positions with consulting firms and energy companies. His strong SEC experience and hands-on accounting background with a number of clients and companies of similar size to Southern Star makes him a great addition to our company management.”

About Southern Star Energy.

Southern Star Energy’s strategy is to acquire under-drilled oil and natural gas leases with significant proven development drilling opportunities, and use all available technologies to increase the valuation of the acquired assets. This strategy reduces Southern Star’s risk, allowing the Company to build free cash flow for strategic acquisitions. The Company owns a 40% working interest and operates in approximately 5,300 acres in the Sentell Field, located in the heart of the known Cotton Valley trend north of Shreveport, La. Shareholders and prospective investors and analysts are encouraged to visit Southern Star Energy’s website: www.ssenergyinc.com to learn more about the Company and the Cotton Valley Trend.

Cautionary Statements to Shareholders

Except for historical information contained herein, the statements in this Press Release are forward-looking statements that are made pursuant to the safe harbor provisions in the Private Securities Legislation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Southern Star Energy’s actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things: volatility of natural resource prices; product demand; market competition and risks inherent in Southern Star Energy’s operations. Southern Star makes no obligation to update publicly or revise any forward-looking statements or information, whether as a result of new information, future events or otherwise, unless so required by applicable laws or regulatory policies.

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